EXHIBIT E

                        LETTERS BETWEEN SAMUEL HEYMAN AND
                                  WILLIAM JOYCE

                                December 18, 2001
                                 January 8, 2002
                                January 22, 2002

                                   [ISP LOGO]
                        INTERNATIONAL SPECIALTY PRODUCTS
            667 MADISON AVENUE, 12TH FLOOR, NEW YORK, NEW YORK 10021

SAMUEL J. HEYMAN
CHAIRMAN OF THE BOARD

                                                             TEL. (212) 821-1601
                                                             FAX: (212) 821-1605

                                                               December 18, 2001

William H. Joyce, Ph.D., Chairman and
Chief Executive Officer
Hercules Incorporated, Hercules Plaza
1313 North Market Street
Wilmington, DE 19898


Dear Bill:

     I am in receipt of your December 11th letter.

     Bill, my colleagues and I have worked very hard as Hercules Board members to provide you and the Board with the soundest business advice that we can. ONLY AFTER MONTHS OF DISCUSSION WITH RESPECT TO A CRITICALLY IMPORTANT POINT AFFECTING THE COMPANY'S ENTIRE RESTRUCTURING STRATEGY, WAS I ABLE TO PERSUADE YOU THAT HERCULES' DEBT CAN IN FACT BE REFINANCED. Only recently, I offered to be helpful to you in connection with the Company's financing efforts and to make Susan Yoss available as well. Notwithstanding, on the theory I guess that no good deed goes unpunished, I continue to receive these unproductive responses from you.

     I do not intend to waste time on a point-by-point rebuttal of your letter (in which you incorrectly imply, by way of just one example, that I had earlier supported a valuation of BetzDearborn in the $1-1.1 billion range while deliberately omitting reference to my July 9th letter which makes clear that the opposite was true. "While the report is limited of course by the amount of information the author had access to, and I CERTAINLY DO NOT SUBSCRIBE TO EVERYTHING IN IT--VALUATIONS, FOR EXAMPLE (emphasis added)...")

     And I do not understand why you continue to harp on the potential sale to a financial buyer of a partial interest in BetzDearborn. Given the fact that a refinancing on attractive terms is available to us on a straight debt basis, why sell equity at a discounted price and encumber the Company's major asset which will only complicate a subsequent sale of our remaining share of the BetzDearborn business?

     As to the principal point in your letter, I do in fact revise my thinking when material facts change--don't you? For example, while in the first 60 days of my service on the Board I indicated that I was supportive of a sale of BetzDearborn at certain prices were you able to achieve them, my conclusion was based on the unanimous advice of the Company's investment bankers and management that the Hercules debt was not refinancible. When in August, after having done our own analysis into the strength of the institutional bank and high yield markets and as a result of our expectations of significantly higher cost take outs, I concluded that the Company's debt was in fact refinancible, I accordingly urged you and the Board at the August Board meeting and in a subsequent Board call in September to take the "For Sale" signs down and proceed with the refinancing.

     Moreover, the case for retention of BetzDearborn became even stronger when we learned at our October Board meeting that the Company was predicting a substantial increase in EBITDA for BetzDearborn in 2002--for which we obviously would not be paid in a sale now. Incidentally, it would have been helpful to have been provided these projections at an earlier time so that the Board could have been in a position to evaluate the advisability of continuing the sale process and/or position our negotiations with GE. In the same vein, although I have asked for these on a number of occasions, the Board has still yet to receive 5-year projections for our businesses, although Goldman Sachs referred to 10-year projections in their recent presentation. As you remember, I requested this information in my December 6th letter and again it would have been helpful to have been provided this data in connection with our recent deliberations.

     Bill, our challenge is not so much keeping our options open but rather making them viable alternatives. After months of discussion, last week's decision of the Board and yourself to authorize Stuart Shears to have the investment bankers complete their due diligence, negotiate definitive terms of a refinancing and take whatever other action necessary to enable the Company to be in a position to launch a refinancing right after the first of the year is an excellent first step.

     All the best,

                                             Sincerely,

                                             /s/ Samuel J. Heyman
SJH: kjc


cc:      HERCULES INC. BOARD OF DIRECTORS
         --------------------------------
         John G. Drosdick
         Richard Fairbanks
         Alan R. Hirsig
         Edith E. Holiday
         Robert Kennedy
         Sunil Kumar
         Jeffrey M. Lipton
         Peter McCausland
         Gloria Schaffer
         Paula A. Sneed
         Raymond S. Troubh
         Joe B. Wyatt

                                   [ISP LOGO]
                        INTERNATIONAL SPECIALTY PRODUCTS
            667 MADISON AVENUE, 12TH FLOOR, NEW YORK, NEW YORK 10021

SAMUEL J. HEYMAN
CHAIRMAN OF THE BOARD

                                                             TEL. (212) 821-1601
                                                             FAX: (212) 821-1605

                                                                 January 8, 2002

William H. Joyce, Ph.D., Chairman and
Chief Executive Officer
Hercules Incorporated, Hercules Plaza
1313 North Market Street
Wilmington, DE 19898


Dear Bill:

     I am deeply concerned about our call last week in which you indicated that the Company's refinancing plans have been deferred until its fourth quarter financials are completed. This is absolutely contrary to the clear understanding reached at our December Board meeting, as summarized in my December 18th letter, as follows: "...last week's decision of the Board and yourself to authorize Stuart Shears to have the investment bankers complete their due diligence, negotiate definitive terms of a refinancing and take whatever other action necessary to enable the Company to be in a position to launch a refinancing right after the first of the year...".

     Bill, the refinancing alternative is still the best course for Hercules, the hi-yield market continues to be extremely receptive but can be highly volatile as well, and we ought to promptly take advantage of the opportunity we have. In this connection, I am enclosing a December 17th article from the CHEMICAL MARKET REPORTER which points to the fact that a "growing number of chemicals companies" are taking advantage of the financing markets to replace a substantial portion of their short-term bank debt with long-term debt, as we have of course recommended for some time now.

     All the best,


                                               /s/ Samuel J. Heyman
SJH: kjc
enclosure

cc:      HERCULES INC. BOARD OF DIRECTORS
         --------------------------------
         John G. Drosdick
         Richard Fairbanks
         Alan R. Hirsig
         Edith E. Holiday
         Robert Kennedy
         Sunil Kumar
         Jeffrey M. Lipton
         Peter McCausland
         Gloria Schaffer
         Paula A. Sneed
         Raymond S. Troubh
         Joe B. Wyatt

                                    December 17, 2001 | CHEMICAL MARKET REPORTER

Chemical Industry Debt Issuance Surges as Banks Turn Up the Heat

Nearly $2 billion in long-term debt issued or in the pipeline in December, JOSEPH CHANG reports.

PRESSURED BY banks to reduce short-term debt in a hostile operating environment, a growing number of chemical companies are issuing substantial amounts of long-term debt in the credit markets. While companies with strong balance sheets have been able to get good rates on long-term debt, many in the near investment grade and lower credit categories have been unable to take advantage of record low interest rates as risk premiums have risen substantially.

     Just in December alone, there has been over $2.1 billion in long-term debt issued or being offered in the US chemical industry from companies such as Ferro, International Specialty Products, OM Group, Dow Chemical, Lyondell and Olin. Through the first three quarters of 2001, US chemical companies have issued $6.3 billion in debt versus just $3.2 billion for all of 2000, according to Young & Partners, a New York City-based investment bank.

     While part of the surge in debt issuance is being driven by lower interest rates, pressure from banks to reduce short-term debt also plays a significant role.

     "Interest rates are lower, so companies are taking advantage of that, and in some cases, companies are trying to extend their debt maturities," says Standard & Poor's chemicals analyst Peter Kelly. "In other cases, it's to take out some bank debt to release the pressure from the banks and get covenant relief."

                                    [GRAPHIC]

     "There's a lot of pressure from the banks on companies to reduce their bank exposure and increase their public market debt," says Moody's Investors Service chemicals analyst John Rogers. "Companies that see a window of opportunity are taking it."

     Another factor in the surge of debt issuance is the relentless string of credit downgrades in the chemical industry (CMR, 12/3/01, page 1). Companies are seeking to raise funds or refinance sooner rather than later in the face of further potential credit deterioration.

     Despite historically low US Treasury rates stemming from 11 consecutive interest rate cuts by the Federal Reserve in less than a year, chemical companies in the borderline investment-grade category and high yield areas are seeing interest rates on their new debt issues rise to unusually high levels.

     "Most of the chemical industry is in the area of Baa (Moody's investment grade) and below, and the spreads (over the Treasury rate) there are unusually wide right now," Mr. Rogers points out. "Spreads are as high as 400+ basis points (4 percentage points and higher), where typically you'd be looking at 250 to 300 basis points max. So rates for even a Baa issuer are around 8 to 9 percent, which are a little high on a long-term basis."

     For example, investment-grade issuer Olin Corp. sold $200 million in 10-year senior notes on December 6. While Olin is rated BBB by S&P and Baa3 by Moody's, the company sold the debt with a 9.125 percent interest rate, representing a 415 basis point spread over the 10-year Treasury note. Proceeds are being used to repay existing indebtedness.

     Lyondell Chemical Company, which is rated somewhat below investment grade at BB- (S&P) and Ba3 (Moody's), sold $393 million of seven-year senior secured notes at 9.5 percent on December 4. Proceeds are being used to repay around $384 million of the $1 billion Lyondell has in outstanding term loans on its credit facility.

                                    [GRAPHIC]

     IMC Global Inc., with ratings of BB (S&P) and Ba2 (Moody's), went to the market in early October to sell $100 million in seven-year senior unsecured debt. The yield-to-maturity on those notes was 11 percent, notes Moody's Mr. Rogers.

     On the other end, chemical companies with strong credit ratings have been able to sell debt on very favorable terms. The Dow Chemical Company, with an A rating from S&P, sold $500 million in seven-year global notes on December 6 with an interest rate of 5.75 percent. The spread was just 98 basis points over US Treasuries.

     "For companies like Dow and DuPont who have strong credit ratings, this is an opportunistic time to issue debt because the spreads are reasonable," notes Mr. Rogers. "If you're in the A range or above and are a well known issuer, you can come to market fairly cheaply."

[HERCULES LOGO]
                                                      Hercules Incorporated
                                                      Hercules Plaza
                                                      1313 North Market Street
                                                      Wilmington, DE 19894-0001
                                    January 22, 2002  (302) 594-6802
                                                      Fax: (302) 594-6800
                                                      Email: wjoyce@herc.com

                                                      William H. Joyce
                                                      Chairman and
                                                      Chief Executive Officer
VIA FACSIMILE: 212-821-1605

Mr. Samuel J. Heyman
Chairman of the Board
International Specialty Products
667 Madison Avenue, 12th floor
New York, NY 10021


Dear Sam:

     I have received your January 8, 2002 letter, which references your earlier letter of December 18, 2001. It is obvious that you and I have a different understanding concerning the steps that are being taken to prepare the Company for a refinancing should the Board select that option from among those available. In fact, the Company is continuing to explore and refine all of the options discussed at our last Board meeting. These include significant negotiations for the sale of BetzDearborn, which appear to be rapidly approaching conclusion, exploration of joint venture alternatives, and preparations for a possible refinancing. Our intention is to be as prepared as we can be to implement any strategic decision that is made by the Board while, at the same time, trying to avoid undue expenditures. FOR EXAMPLE, IN CONNECTION WITH THE REFINANCING ALTERNATIVE, WE HAVE EVALUATED DETAILED FINANCING PROPOSALS FROM VARIOUS INSTITUTIONS AND HAVE SELECTED THE UNDERWRITING GROUP, WITH THE INAUGURAL MEETING SCHEDULED FOR TOMORROW IN WILMINGTON. WE DO NOT INTEND, HOWEVER, TO SIGN ANY UNDERWRITING COMMITMENTS UNLESS AND UNTIL THE BOARD CHOOSES THE REFINANCING ALTERNATIVE. In the interim, I believe we should proceed diligently to prepare for a refinancing so that we may be poised to finalize arrangements and complete a financing transaction at the earliest possible time in the event the Board should choose that alternative.

     With respect to your December 18 letter, you stated that you did not intend to waste time on a point-to-point rebuttal of my December 11 letter. In keeping with that spirit, I will not waste time on a point-by-point rebuttal of your letter and will limit my response to one of the comments contained in your letter; specifically, your comment in the very first paragraph of your December 18 letter stating, "ONLY AFTER MONTHS OF

Mr. Samuel J. Heyman
January 22, 2002
Page 2


DISCUSSION WITH RESPECT TO A CRITICALLY IMPORTANT POINT AFFECTING THE COMPANY'S ENTIRE RESTRUCTURING STRATEGY, WAS I ABLE TO PERSUADE YOU THAT HERCULES' DEBT CAN IN FACT BE REFINANCED". SAM, WE HAVE COVERED THIS ARGUMENT MANY TIMES BEFORE. I CHANGED MY POSITION BECAUSE THE FACTS CHANGED, NOT BECAUSE YOU PERSUADED ME THAT YOUR PRIOR POSITION WAS CORRECT. IN FACT, THE COMPANY'S DEBT CAN NOW BE REFINANCED BECAUSE THE COMPANY'S COST REDUCTION EFFORTS, COMBINED WITH A MAJOR CHANGE IN THE CREDIT MARKETS, MADE REFINANCING A FEASIBLE ALTERNATIVE, WHEREAS IT WAS NOT PREVIOUSLY FEASIBLE.

     I will also not attempt to respond on a point-by-point basis to your December 26 letter and its enclosure. I will, however, state for the record that I do not believe the Company's analysis is "just plain wrong in some respects as pointed out by the enclosed", nor that it "makes the most pessimistic assumptions possible with regard to other areas". Nor do I acknowledge that "the sales process was handled poorly by my predecessor," or that your characterizations of his expectations or attitude are correct.

                                               Sincerely,

                                               /s/ William H. Joyce

                                               William H. Joyce

cc: Hercules Board of Directors